EXHIBIT 23

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated January 24, 2003, except for Notes 1A, 6A, 6B, 16 and 17 as to which the date is February 28, 2003 and Note 21 as to which the date is March 28, 2003, accompanying the consolidated financial statements included in the Annual Report of Refac and Subsidiaries on Form 10-K for the year ended December 31, 2002. We hereby consent to the incorporation by reference of said report in the Registration Statement (From S-8 No. 333-76085) pertaining to the Stock Option and Incentive Plans of Refac and Subsidiaries.

GRANT THORNTON LLP
New York, New York
March 28, 2003